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                                   FIRST FUNDS
                                 Rule 18f-3 Plan

RULE 18f-3

       Pursuant to Rule 18f-3 ("Rule 18f-3") of the Investment Company Act of 1940, as amended (the "Act"), an open-end management investment company whose shares are registered on Form N-1A may issue more than one class of voting stock (hereinafter referred to as "shares"), provided that these multiple classes differ either in the manner of distribution, or in services they provide to shareholders, or both. First Funds (the "Trust"), a registered open-end investment company whose shares are registered on Form N-1A, consisting of the U.S. Treasury Money Market Portfolio, the U.S. Government Money Market Portfolio, the Municipal Money Market Portfolio, the Cash Reserve Portfolio (collectively, the "Money Market Portfolios"), the Intermediate Bond Portfolio, the Bond Portfolio, the Tennessee Tax-Free Portfolio, the Capital Appreciation Portfolio, and the Growth & Income Portfolio, and any future fund or series created by the Trust (collectively with the Money Market Portfolios, the "Portfolios"), may offer to shareholders multiple classes of shares in the Portfolios in accordance with this Rule 18f-3 Plan (or as amended) as described herein, upon approval of the Board of Trustees of the Trust.

AUTHORIZED CLASSES

       Each Portfolio may issue four classes of shares--Class I, Class II, Class III, and Class IV (collectively, "the Classes" and individually, a "Class"). Initially, Class IV shares will be issued only by the Capital Appreciation, Growth & Income, and Tennessee Tax Free Portfolios; however, additional Portfolios of the Trust may make Class IV shares available in the future. Class I shares are designed exclusively for investment of monies held in non-retail trust, advisory, agency, custodial or similar institutional accounts by financial institutions, business organizations, corporations, municipalities, non-profit institutions, and other entities serving in a trust, advisory, agency, custodial or similar capacity. The minimum initial investment for each Agency Institution is $ 750,000 per Portfolio or Money Market Portfolio which may be satisfied by aggregating accounts within each Portfolio or Money Market Portfolio. Class I will not be offered with a sales load nor in connection with any Distribution Plan pursuant to Rule 12b-1 of the Act (a "Rule 12b-1 Plan").

       Investors who do not qualify for Class I may choose between Class II and Class III, and with respect to the Capital Appreciation, Growth & Income, and Tennessee Tax Free Portfolios, Class IV, if they meet the initial investment minimum of $1,000. Class II shares will not be offered in connection with any Rule 12b-1 Plan. Class II shares may be subject to a shareholder servicing charge. Class II shares in all Portfolios except the Money Market Portfolios are offered with a sales load.

       Class III shares may be purchased for all the Portfolios by investors who elect not to pay a sales load on their initial purchase, but will be subject to Rule 12b-1 fees pursuant to the adopted Rule 12b-1 Plan. Class III shares may also be subject to an asset-based shareholder servicing charge.


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       Class IV shares may be purchased for the Capital Appreciation, Growth &
Income, and Tennessee Tax Free Portfolios by investors who elect not to pay a sales load on their initial purchase, but will be subject to Rule 12b-1 fees pursuant to the adopted Rule 12b-1 Plan, and will be subject to an asset-based shareholder servicing charge. In addition, Class IV shares will be subject to a deferred sales charge. Class IV shares will convert to Class II shares after an established expiration period.

       The Classes of shares issued by any Portfolio will be identical in all respects except for Class designation, allocation of certain expenses directly related to the distribution or service arrangements, or both, for a Class, and voting rights--each Class votes separately with respect to issues affecting only that Class. Shares of all Classes will represent interests in the same investment portfolio; therefore each Class of a given Portfolio is subject to the same investment objectives, policies and limitations.

CLASS EXPENSES

       Each Class of shares shall bear expenses, not including advisory or custodial fees or other expenses related to the management of the Portfolio's assets, that are directly attributable to the kind or degree of distribution and/or shareholder services rendered to that Class ("Class Expenses"). Class Expenses may be waived or reimbursed by the Portfolios' investment adviser, underwriter or any other provider of services to the Portfolios.

EXCHANGES AND CONVERSION PRIVILEGES

       Each Class of shares shall have exchange and conversion privileges specific to that Class and as described in the current prospectus of the Trust describing that Class.


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